Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”), is made and entered into as of November 25, 2020, by and among Clinical Research Alliance Acquisition Corp., a Delaware corporation (“Buyer”), Clinical Research Alliance, Inc., a New York corporation (the “Company”), and Francis Arena, M.D. and Morton Coleman, M.D., the shareholders of the Company (each a “Shareholder” and collectively, the “Shareholders”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, the Company has approximately 200 shares (the “Shares”) outstanding, 100% of which are held by the Shareholders. The Shareholder has agreed to transfer the Shares to Buyer in exchange for shares of common stock, par value $0.00001 per share, of Buyer (the “Buyer Common Stock”), as otherwise set forth herein;

WHEREAS, the exchange of shares for Buyer Common Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code;

WHEREAS, the Board of Directors of each of the Buyer and the Company has determined that it is desirable and in the best interests of the shareholder of their respective companies to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
EXCHANGE OF SHARES

1.1 Exchange by the Shareholder. At the Closing, the Shareholders shall each sell, transfer, convey, assign and deliver to the Buyer its Shares free and clear of all Liens of in exchange for seventy (70) shares of Buyer Common Stock to be issued in such names and amounts as set forth on Schedule A annexed hereto (the “Exchange Consideration”).

1.2 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP in New York, New York, commencing upon the satisfaction or waiver of all conditions and obligations of the parties to consummate the transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective parties will take at Closing) or such other date and time as the parties may mutually determine (the “Closing Date”), provided that the Closing Date shall not take place later than November 30, 2020.

ARTICLE 2
REPRESENTATIONS OF THE SHAREHOLDERS

Each Shareholder represents and warrants to the Buyer, as follows:

2.1 Good Title.  The Shareholder is the record and beneficial owner, and has good and marketable title to its fifty percent (50%) of the Shares being exchanged by such Shareholder pursuant to this Agreement, with the right and authority to sell and deliver such Shares to Buyer as provided herein. Upon registering of the Buyer as the new owner of such Shares in the share register of the Company, the Buyer will receive good title to such Shares, free and clear of all Liens.

2.2 Power and Authority.  All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. The obligations of the Shareholder under this Agreement constitute legal, valid and binding obligations of the Shareholder, enforceable against Shareholder in accordance with the terms hereof.

2.3 No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Laws applicable to Shareholder; and (iii) will not violate or breach any contractual obligation to which Shareholder is a party (provided that the Buyer understands and agrees that the consummation of the transactions in this Agreement may be subject to such consents of the landlord as may be set forth in any real property lease to which Company is a party).

2.4 No Finder’s Fee.  The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the transactions contemplated under this Agreement that the Company or the Buyer will be responsible for.

2.5 Purchase Entirely for Own Account.  The Buyer Common Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Buyer Common Stock, except in compliance with applicable securities laws.

2.6 Available Information.  The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer. Shareholder acknowledges that an investment in the Buyer Common Stock involves a high degree of risk, is speculative and there can be no assurance of any return on any such investment.

2.7 Non-Registration.  The Shareholder understands that the Exchange Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Exchange Consideration in accordance with the Buyer charter documents or the laws of its jurisdiction of incorporation.

2.8 Restricted Securities.  The Shareholder understands that the Exchange Consideration is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Exchange Consideration would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Exchange Consideration is issued to the Shareholder in accordance with the provisions of this Agreement, such Exchange Consideration may not be resold without registration under the Securities Act or the existence of an exemption therefrom.

2.9 Legends.  The Shareholder understands that the Exchange Consideration will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.10 Accredited Investor.  Except as set forth on the signature page to this Agreement, the Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

2.11 Bad Actor Disqualification. The Shareholder is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (each event so described, a “Disqualification Event”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS

The Shareholders and the Company jointly and severally represent and warrant to Buyer that, except as set forth in the disclosure schedules delivered by the Company to Buyer (the “Company Disclosure Schedule”) which have been provided to Buyer prior to the date hereof.

3.1 Organization, Standing and Corporate Power.  The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

3.2 Subsidiaries.  The Company does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

3.3 Capital Structure of the Company.  As of the date of this Agreement, 200 shares of common stock, no par value are authorized, of which 200 is issued and outstanding. No shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

3.4 Corporate Authority; Non-contravention.  The Company and the Shareholders have all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions contemplated hereunder. The execution and delivery of this Agreement by the Company and the Shareholders and the consummation by the Company of the Transactions have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company and the Shareholders. This Agreement has been duly executed and when delivered by the Company and the Shareholder shall constitute a valid and binding obligation of the Company and the Shareholder, enforceable against the Company and the Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (i) the Certificate of Incorporation, Bylaws or other organizational or charter documents of the Company (the “Company Charter Documents”), (ii) any, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company or the Shareholder, theirs properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company or the Shareholder, their properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company or the Shareholder to consummate the Transactions.

3.5 Governmental Authorization.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company or the Shareholder in connection with the execution and delivery of this Agreement by the Company or the Shareholder or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

3.6 Financial Statements.

(a) The Company has provided Buyer a copy of the unaudited consolidated financial statements of the Company for the years ended December 31, 2018 and 2019 and unaudited consolidated financial statements of the Company for the nine (9) month period ending as of September 30, 2020 (the “Company Financial Statements”). The Company Financial Statements fairly present the financial condition of the Company at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of the Company, fixed or contingent, and of whatever nature, as of the dates indicated. The Company Financial Statements fairly present in all material respects the financial position of the Company and the other as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal, immaterial, year-end audit adjustments.

(b) Except as set forth on Schedule 3.6(b), since September 30, 2020 (the “Company Balance Sheet Date”), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company Financial Statements, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any Contracts to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. Except for the issuance of the Shares contemplated by this Agreement no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its business, properties, operations, assets or financial condition, that would be required to be disclosed by the Company or the Shareholder under applicable securities laws at the time this representation is made or deemed made.

3.7 Absence of Certain Changes or Events. Except as set forth in Schedule 3.7, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(a) Material Adverse Effect with respect to the Company;

(b) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of Buyer;

(c) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the Transactions;

(d) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(e) creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course consistent with past practices;

(f) labor dispute, other than routine, individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(g) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(h) material write-offs or write-downs of any Assets of the Company;

(i) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on the Company;

(j) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to the Company;

(k) transaction or commitment made, or any Contract or agreement entered into, by the Company relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by the Company or any Contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated in this Agreement; or

(l) agreement or commitment to do any of the foregoing.

3.8 Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company or Shareholder to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

3.9 Litigation; Labor Matters; Compliance with Laws.

(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company and the Shareholders, threatened against or affecting the Company or the Shareholders or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or the Shareholders or prevent, hinder or materially delay the ability of the Company or the Shareholder to consummate the Transactions, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect. Neither the Company, the Shareholders nor to the Company’s Knowledge, each Shareholder’s Knowledge any director or officer of the Company or the Shareholder thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company and the Shareholder, there is not pending or contemplated, any investigation by the SEC involving the Company, the Shareholder or any current or former director or officer of the Company or the Shareholder.

(b) The conduct of the business of the Company complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except as would not have a Material Adverse Effect with respect to the Company.

3.10 Benefit Plans.  The Company is not a party to any Benefit Plan under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

3.11 Tax Returns and Tax Payments.

(a) The Company has filed with the appropriate taxing authorities any Tax Returns required to be filed by it (taking into account all applicable extensions). No claim has ever been made in writing or otherwise addressed to the Company or the Shareholder by a taxing authority in a jurisdiction where the Company or the Shareholder does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Since the Company Balance Sheet Date, neither the Company, the Shareholder nor any of their subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of the Company or the Shareholder or is being asserted against the Company or the Shareholder, no audit of any Tax Return of the Company or the Shareholder is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or the Shareholder and is currently in effect. The Company and the Shareholder have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.12 Intentionally Omitted.

3.13 Material Agreements.

(a) Schedule 3.13 lists the following contracts and other agreements (“Material Agreements”) to which the Company is a party: (i) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $25,000; (ii) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $10,000, or under which a security interest has been imposed on any of its Assets, tangible or intangible; (iv) any profit sharing, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers, directors and managers or any of the Company’s employees; (v) any employment or independent contractor agreement providing annual compensation in excess of $10,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than thirty (30) days’ notice; (vi) any agreement with any current or former officer, director, shareholder, members, manager or affiliate of the Company; (vii) any agreements relating to the acquisition (by merger, purchase of units or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other person; (viii) any agreements for the sale of any of the Assets of the Company, other than in the ordinary course of business; (ix) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company; (x) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); and (xi) any other agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company including any customer agreements.

(b) The Company has made available to Buyer either an original or a correct and complete copy of each written Material Agreement. With respect to each Material Agreement to which the Company is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation of the Company and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) the Company is not in material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) the Company has not repudiated any material provision of the agreement.

3.14 Material Contract Defaults.  The Company is not, or has not received any notice or has any Knowledge that any other party is, in Material Contract Default under any Company Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default. For purposes of this Agreement, a “Company Material Contract” means any Contract that is effective as of the Closing Date to which the Company is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring the Company to indemnify any person, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000, including guarantees of such indebtedness.

3.15 Accounts Receivable.  All of the accounts receivable of the Company that are reflected on the Company Financial Statements or the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

3.16 Reserved.

3.17 Intellectual Property.

(i) As used in this Agreement, “Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including, but not limited to the following: (a) service marks, trademarks, trade names, trade dress, logos and corporate names (and any derivations, modifications or adaptations thereof), Internet domain names and Internet websites (and content thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (b) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (c)copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (d) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (e) Technology. For purposes of this Agreement, “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein. Further, for purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

(ii) Schedule 3.17 sets forth a list and description of the Intellectual Property required for the Company to operate, or used or held for use by the Company, in the operation of its business, including, but not limited to (a) all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights of the Company and the record owner, registration or application date, serial or registration number, and jurisdiction of such registration or application of each such item of Intellectual Property, (b) all Software developed by or for the Company and (c) any Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in clause (b) above.

(iii) Neither the Company nor the Shareholders have received, and neither is not aware of, any written or oral notice of any reasonable basis for an allegation against the Company or the Shareholder of any infringement, misappropriation, or violation by the Company or the Shareholder of any rights of any third party with respect to any Intellectual Property, and the Company and the Shareholder are not aware of any reasonable basis for any claim challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by the Company. Neither the Company nor the Shareholder has any knowledge (a) of any third-party use of any Intellectual Property owned by or exclusively licensed to the Company, (b) that any third-party has a right to use any such Intellectual Property, or (c) that any third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any such Intellectual Property.

(iv) To the Company’s and each Shareholder’s Knowledge, the Company has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any third parties, and the Company and the Shareholder are not aware of any infringement, misappropriation or violation of any third party rights which will occur as a result of the continued operation of the Company as presently operated and/or the consummation of the Transactions.

3.18 Board Recommendation.  The Board of Directors of the Company and the Shareholder have determined that the terms of the Transactions are fair to and in the best interests of the respective shareholders of the Company and the Shareholder.

3.19 Undisclosed Liabilities; Assumed Liabilities.  The Company has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) including any liabilities or obligations reflected or reserved against in the Company Financial Statements or any incurred in the ordinary course of business after the Company Balance Sheet Date except as set forth on Schedule 3.19. Upon execution of this Agreement, the Buyer shall assume the liabilities of the Company set forth on Schedule 3.19 hereto (the “Assumed Liabilities”). All liabilities of the Company included in the Assumed Liabilities arose in bona fide arm’s length transactions in the ordinary course of business.

3.20 No Registration of Securities.  The Company and the Shareholders understand and acknowledge that except as set forth in this Agreement, the offering, exchange and issuance of the Exchange Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and that Buyer’s reliance upon such exemption is predicated in part upon the Company’s and the Shareholder’s representations herein.

3.21 Buyer Information.  The Company and the Shareholders further acknowledge that Buyer has made available to it the opportunity to ask questions of and receive answers from Buyer’s officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of Buyer, and the Company has received to its satisfaction, such information about the business and financial condition of Buyer and the terms and conditions of the Agreement as it has requested. The Company and the Shareholder have carefully considered the potential risks relating to Buyer and investing in the Exchange Consideration, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of the Company and its stockholders’ entire investment.

3.22 Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its respective businesses, (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.23 Intentionally Omitted.

3.24 Title to Assets. The Company has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by them that is material to the business of the Company, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company, (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor and, the payment of which is neither delinquent nor subject to penalties, and (iii) any Liens held by JP Morgan Chase Bank, N.A. as collateral for the debt evidenced by that certain promissory note, in the original principal amount of $250,000, issued on or about March 8, 2011. Any real property and facilities held under lease by the Company is held by the Company under valid, subsisting and enforceable leases with which the Company is in compliance.

3.25 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged. The Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.26 Intentionally Omitted.

3.27 Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

3.28 Registration Rights.  No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

3.29 Disclosure.  All of the disclosure furnished by or on behalf of the Company and the Shareholders to the Buyer regarding the Company, the Shareholders, the Company’s business and the transactions contemplated hereby, including the Company Disclosure Schedule, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company and the Shareholders acknowledge and agrees that the Buyer has not made and is not making any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article 4 hereof.

3.30 No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

3.31 Indebtedness.  Except as set forth on Schedule 3.31, there is no outstanding secured or unsecured Indebtedness of the Company, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $5,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $1,000 due under leases required to be capitalized. Except as set forth on Schedule 3.31, the Company is not in default with respect to any Indebtedness.

3.32 Bad Actor Disqualification.  With respect to Buyer Common Stock to be issued hereunder in reliance on Rule 506 under the Securities Act (“Regulation D Securities”), none of the Shareholder, the Company, any of its predecessors, any affiliated issuer, any director, executive officer, any beneficial owner of 20% or more of the Shareholder’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Shareholder has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Buyer a copy of any disclosures provided thereunder.

3.33 Full Disclosure.  All of the representations and warranties made by the Company and the Shareholder in this Agreement, including the Company Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Buyer or its representatives by or on behalf of any of the Company or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company, and to the Shareholder that, except as set forth in Buyer Disclosure Schedule:

4.1 Organization, Standing, Corporate Power and Quotation of Common Stock.  Buyer and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Buyer and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Buyer. If the Buyer has no Subsidiaries, all other references to the Subsidiaries or any of them in this Agreement, shall be disregarded.

4.2 Subsidiaries.  The Subsidiaries of the Buyer, and the authorized and outstanding capital stock of each are set forth on Schedule 4.2. All of the outstanding capital stock of the Buyer’s Subsidiaries are owned by Buyer free and clear of all Liens. Other than as set forth on Schedule 4.2, Buyer does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

4.3 Capital Structure of Buyer. Immediately prior to the issuance of the Exchange Consideration at Closing, the authorized capital stock of Buyer will consist of 1,000,000 shares of Buyer Common Stock, par value $0.00001 per share, of which 930 shares of Buyer Common Stock will be issued and outstanding. All outstanding shares of capital stock of Buyer and its Subsidiaries are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities.

4.4 Corporate Authority; Non-contravention.  Buyer has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and when delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Buyer under, (i) the Certificate of Incorporation, Bylaws, or other charter documents of Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Buyer, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to Buyer, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Buyer or could not prevent, hinder or materially delay the ability of Buyer to consummate the Transactions.

4.5 Government Authorization.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Exchange Act.

4.6 Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by Buyer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

4.7 Litigation. There is no suit, action or proceeding or investigation pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Buyer or prevent, hinder or materially delay the ability of Buyer to consummate the Transactions, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Buyer having, or which, insofar as reasonably could be foreseen by Buyer, in the future could have, any such effect.

4.8 Board Determination.  The Board of Directors of Buyer has unanimously determined as of the Closing Date that the terms of the Transactions are fair to and in the best interests of Buyer and its stockholders.

4.9 Due Authorization.  Buyer represents that the issuance of the Exchange Consideration will be in compliance with the General Corporation Law of the State of Delaware and the Certificate of Incorporation and Bylaws of Buyer. The Exchange Consideration has been duly and validly authorized and, upon issuance in accordance with this Agreement, will be duly issued, fully paid and non-assessable and free (and not issued or sold in violation) of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights, taxes, claims, liens, charges, encumbrances or other restrictions (other than as provided herein and restrictions under federal and applicable state securities laws).

4.10 Bad Actor Disclosure. With respect to any securities of Buyer to be transferred hereunder in reliance on Rule 506 under the Securities Act, none of Buyer any of its respective predecessors, any affiliated issuer, any director, executive officer, other officer of Buyer participating in the transactions covered hereby, any beneficial owner of 20% or more of Buyer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Buyer in any capacity at the time of transfer (each, a “Buyer Covered Person” and, together, “Parent Covered Persons”) is subject to any Disqualification Event, except for (i) a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Buyer has exercised reasonable care to determine whether any Parent Covered Person is subject to a Disqualification Event. Buyer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Transferors a copy of any disclosures provided thereunder.

4.11 Company Information. Buyer acknowledges that the Shareholders and the Company have provided Buyer with the opportunity to review the books and records of the Company and to ask questions of and receive answers from the Company and the Shareholders concerning the business and financial condition of the Company, and the Buyer has received, to its satisfaction, such information about the business and financial condition of Shareholders as it has requested. Buyer recognizes and acknowledges that none of the Company or any Shareholder have made any representations, whether in this Agreement or elsewhere, concerning the financial prospects of the Company and Buyer further recognizes and acknowledges that neither Company nor any Shareholder have made any representations concerning the solvency of the Company. The Buyer has carefully considered the potential risks relating to the Company and acquiring the Shares therein and fully understands that such Shares are speculative investments, which involve a high degree of risk of loss to the Buyer.

4.12 Full Disclosure.  All of the representations and warranties made by Buyer in this Agreement, including the Buyer Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Buyer at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Buyer pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Company or its representatives by or on behalf of Buyer or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 5
COVENANTS OF THE COMPANY AND SHAREHOLDER

5.1 Conduct of the Company Business.  From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Company shall not, unless agreed to in writing by Buyer:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) intentionally permit any Material Adverse Effect to occur with respect to the Company;

(e) make any material change in its accounting or bookkeeping methods, principles or practices; or

(f) authorize any, or commit or agree to take any of, the foregoing actions.

5.2 Satisfaction of Conditions Precedent.  From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and the Company will use its commercially reasonable efforts to cause the Transactions to be consummated.

5.3 Intentionally Omitted.

5.4 Access.  The Company shall afford to Buyer, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer, reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Buyer, (a) a copy of each report, schedule, and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Buyer or its representatives may reasonably request.

5.5 Notification of Certain Matters.  The Company shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to Buyer.

5.6 Director Appointments. As of the Closing Date, the Company shall have taken all actions to cause (a) the persons set forth on Schedule 5.6 to be appointed the Company’s directors and officers and (b) the current officers and directors of the Company as set forth on Schedule 6.4 to resign from the Company.

ARTICLE 6
COVENANTS OF THE BUYER

6.1 Access.  Buyer shall afford to the Company and the Shareholder, and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company and the Shareholder, reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Buyer’s properties, books, contracts, commitments, personnel and records and, during such period, the Buyer shall furnish promptly to the Company, (a) a copy of each report, schedule, registration statements and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the Company or its representatives may reasonably request.

6.2 Satisfaction of Conditions Precedent.  During the term of this Agreement, Buyer will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and Buyer will use its commercially reasonable efforts to cause the Transactions to be consummated.

6.3 Delivery of Certificates for Exchange Consideration. Within 5 business days of the Closing, the Buyer shall deliver or cause to be delivered to the Shareholder certificates for the exchange Consideration.

ARTICLE 7
COVENANTS OF BUYER, THE SHAREHOLDERS AND THE COMPANY

7.1 Notices of Certain Events.  The Company and Buyer shall promptly notify each party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Entity in connection with the Transactions; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the Transactions or any other development causing a breach of any representation or warranty made by a party hereunder. Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to any party hereunder.

7.2 Public Announcements.  No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.

7.3 Transfer Taxes.  Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date. Buyer and the Company agree that the Company will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Transactions or the surrender of the Shares pursuant thereto (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the transactions contemplated under this Agreement, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes.

7.4 Reasonable Efforts.  The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Transactions or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Closing Date, (iii) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.5 Fees and Expenses.  Each party will be responsible for all of the legal, accounting and other expenses incurred by such party hereto in connection with the Transactions.

7.6 Regulatory Matters and Approvals.  Each of the Shareholder, the Company and the Buyer will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 2.3(i), 3.5 and 4.5 above, respectively.

ARTICLE 8
CONDITIONS TO CLOSING

8.1 Condition to Obligation of Each Party to Effect the Transactions.  The respective obligations of Buyer, each Shareholder and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Transactions contemplated herein shall be in effect; provided, however, that each of Buyer and the Company shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

8.2 Additional Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of the Company and each Shareholder contained in this Agreement and in any certificate or other writing delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company and each Shareholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Certificate of Secretary. The Company and the Shareholder shall have delivered to Buyer a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors of the Company and the Shareholder, as the case may be, authorizing this Agreement and the Transactions; (ii) the Company Charter Documents as in effect immediately prior to the Closing Date, including all amendments thereto; and (iii) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company other than any change that shall result from general economic conditions or conditions generally affecting the industry in which the Company conducts operations.

(f) Company Post-Closing Financial Statements. Within sixty (60) days following the Closing, the Company shall deliver to the Buyer the Financial Statements (as defined below) required by and in compliance with applicable SEC rules and regulations, which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Company consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby as well as any pro-forma financial statements required in accordance with any rule or regulation promulgated with the SEC. “Financial Statements” shall mean (i) the audited financial statements of the Company for the fiscal years ended December 31, 2019 and 2018, and (ii) the unaudited financial statements of the Company as of September 30, 2020, or any other financial statements required under the rules and regulations promulgated by the SEC.

(g) Delivery of Stock Certificates.  Shareholders shall have delivered to the Buyer (i) certificates representing the Shares, together with a stock power in blank for the transfer of the Shares to the Buyer or (ii) such other proof of ownership as shall be reasonably acceptable to the Buyer;

(h) Chase Bank Payoff Letter. The Company and Shareholders will have delivered to the Buyer, on or prior to the Closing Date, a pay-off letter and other evidence relating to the payoff and satisfaction in full of that certain Promissory Note, dated March 8, 2011, issued by Company in favor of JP Morgan Chase Bank, N.A., in the initial principal amount of $250,000.

(i) Additional Deliveries. The Company and Shareholders will have delivered to the Buyer, on or prior to the Closing Date, (i) such pay-off letters and releases relating to liabilities as the Company may reasonably request to confirm that Buyer has no liabilities other than as disclosed herein, (ii) a good standing certificates for Buyer from the State of Delaware, dated within 5 days of the Closing Date, and (iii) such other documents as the Buyer may reasonably request.

8.3 Additional Conditions to Obligations of the Company and the Shareholders.  The obligations of the Company and each Shareholder to consummate the Transactions are also subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Buyer.

(b) Agreements and Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Buyer.

(c) Intentionally Omitted.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Buyer, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Buyer.

(e) Absence of Material Adverse Effect. Since the date of the this Agreement, there shall not have been any Material Adverse Effect on Buyer, other than any change that shall result from general economic conditions or conditions generally affecting the industry in which Buyer conducts operations.

ARTICLE 9
TERMINATION; SURVIVAL; INDEMNIFICATION

9.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of the Company and Buyer duly authorized by the Boards of Directors of the Company and Buyer;

(b) by either the Company or Buyer, if the other party (which, in the case of Company, shall mean Company or any Shareholder) has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of the Transactions;

(c) by any party, if all the conditions to the obligations of such party for Closing the Transactions shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or

(d) by any party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Transactions shall have been issued and shall have become final and nonappealable.

As used herein, the “Final Date” shall be November ___, 2020.

9.2 Notice of Termination.  Any termination of this Agreement under Section 9.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other parties hereto specifying with reasonable particularity the reason for such termination.

9.3 Effect of Termination.  In the case of any termination of this Agreement as provided in this Section 9, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

9.4 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the last day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

9.5 Indemnification.

(a) Indemnification in favor of the Buyer. From and after the Closing Date until the expiration of the Survival Period (or in the case of any tax related matter until the running of the applicable statute of limitations), the Company and the Shareholders will, severally and jointly, indemnify and hold harmless the Buyer and its officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “Buyer Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any material breach of a representation or warranty made by Company or the Shareholders in this Agreement, and in any certificate delivered by the Company or the Shareholders pursuant to this Agreement, (ii) any material breach by the Company or the Shareholder of any covenant, obligation or other agreement made by the Company or the Shareholders in this Agreement, and (iii) a third-party claim based on any acts or omissions by the Company or the Shareholders. No claim for indemnification may be brought under this Section unless all claims for indemnification, in the aggregate, total more than $25,000.

(b) Indemnification in favor of the Company and Shareholders. From and after the Closing Date until the expiration of the Survival Period (or in the case of any tax related matter until the running of the applicable statute of limitations), the Buyer will indemnify and hold harmless the Company and the Shareholder and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “Company Indemnified Person”) from and against any and all Damages arising out of any (i) any material breach of a representation or warranty made by the Buyer in this Agreement, and in any certificate delivered by the Buyer pursuant to this Agreement, (ii) any material breach by the Buyer of any covenant, obligation or other agreement made by the Buyer in this Agreement, and (iii) a third-party claim based on any acts or omissions by the Buyer. In no event shall any such indemnification payments exceed the value of the Exchange Consideration as of the Closing Date.

(c) If any action will be brought against any party in respect of which indemnity may be sought pursuant to this Agreement (the “Indemnified Party”), such Indemnified Party will promptly notify the party from whom indemnity is being sought (the “Indemnifying Party”) in writing, and the Indemnifying Party will have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Section for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Section.

ARTICLE 10
GENERAL PROVISIONS

10.1 Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a) If to Buyer:

Clinical Research Alliance Acquisition Corp.
1400 Old Country Road
Westbury, NY
Attention: Marc Wiener, CEO
Email:

If to the Company or Shareholder:

c/o Clinical Research Alliance, Inc.

2001 Marcus Avenue, Suite N200

Lake Success, NY 11042

Attention: Dr. Coleman

Email:

10.2 Amendment.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties.

10.3 Waiver.  At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.4 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.5 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.7 Entire Agreement.  This Agreement (including the Company Disclosure Schedule and the Buyer Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

10.8 Assignment.  No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other parties, provided however the parties may assign this agreement to an Affiliate or successor-in-interest to all or substantially all of such respective party’s business provided such party agrees to be bound by the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9 Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

10.10 Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of New York as applied to Contracts that are executed and performed in New York, without regard to the principles of conflicts of Law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Transactions and any other Transaction Documents shall be commenced exclusively in the state and federal courts sitting in the County of New York.

10.11 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.12 Attorneys’ Fees.  If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.13 Representation.  Each party to this Agreement, severally, and not jointly and only as to itself, represents that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has authority to enter into and sign the Agreement; and (c) enters into and signs the same by its own free will.

10.14 Interpretation.  For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Buyer, the Company and/or Shareholder, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Buyer Disclosure Schedule.

10.15 Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Shareholder, Buyer and the Company will be entitled to specific performance under this Agreement. Each of the parties hereto agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

10.16 Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties has executed or caused this Share Exchange Agreement to be executed as of the date first written above.

Buyer:

CLINICAL RESEARCH ALLIANCE ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:

Company:

CLINICAL RESEARCH ALLIANCE, INC., a Delaware corporation

By:
Name:
Title:

Shareholders:

Francis Arena, M.D.

By:

Morton Coleman, M.D.

By:

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Buyer Disclosure Schedule” shall mean the written disclosure schedule delivered on or prior to the date hereof by Buyer to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock” means the total outstanding capital stock of the Company as of the Closing Date.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person and its Subsidiaries taken as a whole; to be free from doubt, any breach of any agreement between the Company and/or the Shareholders shall be considered a Material Adverse Effect; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Material Contract Default” means a default under any Material Agreement which would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages in excess of $10,000 (either individually or in the aggregate with all other such claims under that Material Agreement) or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Material Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Transaction Documents” means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

Schedule A

Exchange Consideration

Name and Address	Social Security Number	Number of Shares